EXHIBITY 99.1


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM 11-K



(Mark One)

 [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
     OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 OR

 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934 FOR THE TRANSITION PERIOD FROM _____ TO _____.



                        Commission File No. 1-8796


                            QUESTAR CORPORATION
                         EMPLOYEE INVESTMENT PLAN




                            Questar Corporation
                           180 East First South
                              P.O. Box 45433
                      Salt Lake City, Utah 84145-0433

                                 FORM 11-K

              ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1994.
Commission File Number 1-8796.


     A. The full title of the plan is the Questar Corporation Employee Investment Plan. The address of the plan is the same as that of the issuer named below.

     B. The name of the issuer of the securities held pursuant to the plan and the address of its principal executive office are: Questar Corporation, 180 East First South, Salt Lake City, Utah 84111.

     C. Financial Statements and schedules prepared in accordance with the Employee Retirement Income Security Act of 1974 for the fiscal year ended December 31, 1994, are attached as an exhibit to this Form 11-K.

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Questar Corporation Employee Benefits Committee have duly caused this annual report to be signed by its duly authorized chairman.

                                   QUESTAR CORPORATION
                                   EMPLOYEE INVESTMENT PLAN



Date:  March 24, 1995                   By:
                                       R. D. Cash
                                       Chairman, Employee
                                        Benefits Committee

Financial Statements
and Schedules

Questar Corporation
Employee Investment Plan

Years ended December 31, 1994 and 1993
with Report of Independent Auditors


Contents

  Report of Independent Auditors

  Audited Financial Statements

  Statements of Net Assets Available for Plan Benefits
  Statements of Changes in Net Assets Available for Plan Benefits
  Notes to Financial Statements


  Schedules

  Assets Held for Investment
  Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets

Report of Independent Auditors



Participants in Questar Corporation
Employee Investment Plan


We have audited the accompanying statements of net assets available for plan benefits of Questar Employee Investment Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1994 and 1993, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules are presented for the purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1994 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1994 financial statements taken as a whole.


ERNST & YOUNG LLP

Salt Lake City, Utah
March 16, 1995

Questar Corporation
Employee Investment Plan

Statements of Net Assets Available for Plan Benefits

                                                    December 31
                                                        1994         1993
Assets
Investments  (Notes 3 and 4) :
  Questar Corporation common stock
    at market
      Allocated                                      $84,142,679  $92,874,697
      Unallocated                                     29,621,492   41,404,982
  Mutual funds                                         7,452,693
  Money market fund                                    2,382,430
  Guaranteed investment contracts                      1,428,692
                                                     125,027,986  134,279,679
Cash and short-term investments                           21,107       22,283
Contribution receivable from Questar Corporation       1,534,239      889,874
Interest receivable                                       51,670
                                                     126,635,002  135,191,836

Liabilities
Unallocated contributions and dividends                   17,121       18,285
Interest payable                                       1,020,021      868,220
Security acquisition loans  (Note 3)                  24,543,190   26,802,023
                                                      25,580,332   27,688,528

Net assets available for plan benefits              $101,054,670 $107,503,308

See accompanying notes.

Questar Corporation
Employee Investment Plan

Statements of Changes in Net Assets Available for Plan Benefits

                                                    Year ended December 31
                                                        1994         1993
Additions
  Dividend income                                     $4,575,529   $4,359,506
  Interest income                                        601,430       17,082
  Contributions:
    Employees                                          7,077,643    4,650,379
    Employer                                           3,169,768    2,290,461
                                                      10,247,411    6,940,840
                                                      15,424,370   11,317,428


Deductions
  Withdrawals-at market                                5,584,458    8,246,376
  Distribution of dividends to participants              271,953      269,672
  Trustee fees and commissions                            25,423       25,257
  Interest expense                                     2,147,415    2,336,708
                                                       8,029,249   10,878,013


Transfer of assets from the Questar Corporation
  Employee Savings Plan                                9,045,523
Net realized and unrealized appreciation
  (depreciation) in the fair value of investments    (22,889,282)  26,884,839
Net additions (deductions)                            (6,448,638)  27,324,254
Net assets available for plan benefits at
  beginning of year                                  107,503,308   80,179,054
Net assets available for plan
  benefits at end of year                           $101,054,670 $107,503,308


See accompanying notes.

Questar Corporation
Employee Investment Plan
Notes To Financial Statements

December 31, 1994


1.  Description of the Plan

The Questar Corporation Employee Investment Plan (Plan) is an employee benefit plan for employees of Questar Corporation (Questar) and its subsidiaries. Effective January 1, 1994, the Questar Corporation Employee Savings Plan was merged into the Questar Corporation Employee Stock Purchase Plan, which was then redesignated as the Questar Corporation Employee Investment Plan. The Plan continues to be an employee stock ownership plan (ESOP) as defined in Code Section 4975(e)(7).

In addition to Questar common stock, employees are able to direct the investment of their contributions into the following funds: 1) Fixed Income, which invests in guaranteed investment contracts and money market funds; 2) Fidelity Magellan, which invests primarily in common stocks; and 3) Fidelity Puritan, which invests primarily in both common stocks and bonds. The Plan allows participants to change their contribution elections 15 days before the first day of the calendar month in which the change is to become effective. Subject to a restriction on transfers out of the fixed income fund and excluding the Questar stock fund, participants also can transfer amounts invested between the various investment funds on a monthly basis. Employees who contribute to the stock fund or any of the other investment funds will receive employer matching contributions in the form of leveraged Questar shares released from the suspense account (see note 3) on the first 6% of contributions, at the following percentages: 100% of the first 2% of employee contributions, 75% of the next 2% and 50% of the next 2% contributed by the employee.

In addition to the funds described above, the Plan currently includes investments in the Fidelity Intermediate Bond Fund. Even though the Plan no longer allows employees to contribute to this fund, the existing investments in the fund will remain in the Plan until they are withdrawn by employees under the terms of the Plan.

Employees are eligible to participate in the Plan after completing one year of service. An employee is credited with one year of service for each year in which at least 1,000 hours are worked or paid for by Questar or an affiliate. Subject to certain restrictions in the Internal Revenue Code (Code), non-highly compensated employees can elect to contribute from 1% to 16% of annual compensation to the Plan on either a pre-tax basis pursuant to salary reduction arrangements which will qualify the contributions under section 401(k) of the Code, on an after-tax basis, or a combination of the two. "Highly compensated employees" are limited to contributing from 1% to 6% of annual compensation to the Plan on a pre-tax basis, after-tax basis, or a combination of the two.

The Plan also provides an additional $200 annual employer contribution at the end of the Plan year in the form of shares of Questar stock to each employee eligible to participate in the Plan at the beginning of the Plan year and employed on both the first and last day of the Plan year. This contribution is made irrespective of whether the eligible employee actually participates in the Plan.

The Plan provides for the direct rollover of taxable amounts withdrawn from the Plan to the Trustee of the participant's Individual Retirement Account or other qualified plan, if the participant so elects. Eligible distributions made in cash that are not directly rolled over are subject to a mandatory 20% withholding for taxes. However, if a distribution is made all in stock, or in stock with cash for fractional shares only, the 20% withholding does not apply.

The rules for in-service withdrawals of Questar shares and Investment Fund units (units) allocated to participants' accounts and for distributions of such amounts upon termination of employment, disability or death are set forth in the Summary Plan
Description of the Plan.

The Plan is subject to the diversification requirements imposed on ESOP's by the Tax Reform Act of 1986 and meets these requirements by allowing qualified participants to receive distributions of shares of Questar stock.

Employees are always fully vested in all shares and units allocated to their individual accounts. Should the Plan terminate at some future time, all amounts allocated to the employees' accounts would be distributed to them.


2. Accounting Policies

Investments

Investment in Questar common stock is recorded at market value based on the closing market price on the last business day of the
year on the  New  York  Stock  Exchange.   The mutual funds are
valued at market. The money market fund and the guaranteed investment contracts are valued at cost plus interest earned, which approximates market. Short-term investments consist primarily of investments in a separate money market portfolio fund and are valued at market.

Dividends

Questar has a Dividend Reinvestment and Stock Purchase Plan whereby participants may reinvest dividends to purchase additional shares of Questar common stock at market value. Beginning January 1, 1989, dividends payable with respect to Questar stock purchased with employee after-tax and 401(k) contributions are distributed directly to participants unless they elect to have such dividends retained in the Plan. Dividends on shares purchased with employer contributions must be reinvested. Dividends paid on leveraged shares are applied to the principal and interest payments on the two notes issued by Questar.

Withdrawals

Withdrawals are recorded based on market prices at the date withdrawn. The differences between cost and market at the time of withdrawal are included in the financial statements as realized gains or losses.

Administrative Expenses

All legal, accounting, fixed income management and other administrative expenses except commissions and a portion of the trustee fees have been paid by Questar.

Income Taxes

The Plan is a qualified employee benefit plan under the Internal Revenue Code and is exempt from federal income tax. Participants are not subject to income tax on employer contributions (including 401(k) salary reductions) or income credited to individual accounts until such time as these amounts are distributed. A complete description of the income tax consequences to employees is included in the Summary Plan Description of the Plan, which has been provided to all participants.

3.  Security Acquisition Loans

In 1989 the Plan issued two notes to Questar totaling $35,000,000 and used the proceeds to purchase 1,992,884 shares (leveraged shares) of Questar Common Stock at $17.5625 per share, the market price at that date. These shares are held in a separate suspense account established under the Trust and will be allocated to eligible participants as the notes are repaid over a ten year period. Payments on the notes are made with contributions from Questar and its participating subsidiaries and dividends and earnings received on the remaining allocated and unallocated leveraged shares. These contributions, when combined with dividends and earnings received on such shares, will be sufficient to meet the semi- annual principal and interest payments on the notes. The notes are collateralized by the unallocated leveraged shares. During 1994 the rates on the notes changed from 8.32% and 8.36% to 8.25% and 8.28%, respectively, due to the 1993 federal income tax increase.

The detail of these notes payable is as follows:

                                                     December 31
                                                        1994         1993
  8.25% Senior ESOP Notes-Series A,
    due July 1, 1996                                  $8,543,190  $10,802,023
  8.28% Senior ESOP Notes-Series B,
    due July 1, 1999                                  16,000,000   16,000,000

                                                     $24,543,190  $26,802,023


Under the terms of the notes, the Plan is obligated to make principal payments semi- annually, which, in aggregate, must meet or exceed cumulative minimum principal payments as of each payment date. Cumulative actual payments may exceed the cumulative minimum payments as a result of the number of shares which are required to be allocated to participants for the period.
Leveraged shares in excess of those needed to make matching allocations may also be released from the suspense account in certain years in order to meet required cumulative minimum payments. These excess shares will be allocated to: (i) participants who are employed on the last day of the year, (ii) participants who are on leave under the federal Family and Medical Leave Act of 1993 on the last day of such Plan year, and (iii) to former participants (or their beneficiaries) who become disabled, retire, or die during the year in which the excess leveraged shares are released from the suspense account. At year-end 1994, a special distribution of excess shares was allocated to the accounts of the eligible participants who contributed to the Plan during the year. Depending on the market price of Questar stock, there could be further special distributions of shares in order to meet cumulative minimum payment requirements.


The minimum principal payment requirements for the five years following December 31, 1994, are as follows:

1995                                     $2,193,000
1996                                      6,350,000
1997                                      4,700,000
1998                                      5,300,000
1999                                      6,000,000

4. Investments - Questar Common Stock

First Security Bank of Utah, N.A., is the Plan Trustee.
Investments in Common Stock of Questar at cost for the two years ended December 31, 1994 were as follows:

                                         Allocated                Unallocated
                                           Shares       Cost        Shares        Cost
Balances at January 1, 1993              2,739,060  $47,669,559   1,396,712   $24,529,762

  Purchases                               215,174    7,077,186
  Allocation of shares                    142,016    4,692,575     (142,016)  (2,494,155)
  Withdrawals                            (281,865)   (4,761,567)
Balances at December 31, 1993            2,814,385   54,677,753   1,254,696   22,035,607

  Purchases                               238,381    7,307,467
  Allocation of shares                    177,551    5,407,992     (177,551)  (3,118,244)
  Withdrawals                            (170,583)   (3,679,772)
Balances at December 31, 1994            3,059,734  $63,713,440   1,077,145   $18,917,363

Average cost per share of allocated stock at December 31 was $20.82 and $19.43 for 1994 and 1993, respectively.

Market value per share of stock, allocated and unallocated, at December 31 was $27.50 and $33.00 for 1994 and 1993, respectively.

The cost of allocated shares is based on the average market purchase price for shares for each quarter, whereas the cost of unallocated shares is shown as the original purchase price of the shares on June 12, 1989, which was $17.5625 per share.

Net realized and unrealized depreciation on allocated and unallocated shares was $13.8 million and $8.7 million, respectively, for 1994 and appreciation of $19.6 million and $7.2 million, respectively, for 1993. Security acquisition loans attributable to allocated and unallocated shares was $493,000 and $24 million, respectively, for 1994. Security aquisition loans were entirely attributable to unallocated shares in 1993. Dividends related to allocated and unallocated shares was $3.2 million and $1.3 million, respectively, during 1994 and $2.9 million and $1.5 million, respectively, during 1993. Interest expense was entirely attributable to shares that were unallocated
during 1994 and 1993.   Employer contributions receivable,
employer contributions, and distributions were entirely attributable to allocated shares.

The net asset value per unit and the total number of units for the Investment Funds at the end of each quarter for the years indicated are as follows:

                                            1994
                                         Net Asset      Total
                                        Value per Un    Units
Fidelity Magellan Fund
  March 31                                   $69.72       60,451
  June 30                                      63.94      66,749
  September 30                                 67.41      71,891
  December 31                                  66.80      76,081

Fidelity Puritan Fund
  March 31                                     15.52     114,269
  June 30                                      15.54     124,762
  September 30                                 15.35     138,639
  December 31                                  14.81     157,842

Fidelity Intermediate Bond Fund
  March 31                                     10.33       3,154
  June 30                                      10.03       3,234
  September 30                                  9.94       3,286
  December 31                                   9.83       3,341

Fixed Income Fund
  March 31                                      1.00   3,569,122
  June 30                                       1.00   3,634,405
  September 30                                  1.00   3,711,332
  December 31                                   1.00   3,811,122

4. Investments continued - Investment Funds

                                        December 31, 1994
                                           Fixed      Magellan      Puritan   Intermediate
                                        Income Fund     Fund         Fund      Bond Fund     Total
Assets
Investments:
  Mutual funds                                        $5,082,220   $2,337,635     $32,838  $7,452,693
  Money market fund                      $2,382,430                                         2,382,430
  Guaranteed investment
    contracts                            $1,428,692                                         1,428,692

                                         $3,811,122   $5,082,220   $2,337,635     $32,838 $11,263,815


4. Investments continued - Investment Funds

                                        December 31, 1994
                                        Fixed       Magellan     Puritan      Intermediate
                                        Income Fund Fund         Fund         Bond Fund   Total
Additions:
  Employee contributions                   $278,725   $1,277,751     $789,129              $2,345,605
  Interest income                           223,822      173,909      128,612      $2,404     528,747
                                            502,547    1,451,660      917,741       2,404   2,874,352

Withdrawals                                 (55,656)    (128,719)     (50,436)               (234,811)

Net transfers in (out)                     (574,876)     204,951      370,906        (981)
Net realized and unrealized
  depreciation of
  investments                                           (258,469)    (154,449)     (3,036)   (415,954)
Net additions (deductions)                 (127,985)   1,269,423    1,083,762      (1,613)  2,223,587
Net assets held by trustee at
  beginning of year                       3,939,107    3,812,797    1,253,873      34,451   9,040,228
Net assets held by trustee at
  end of year                            $3,811,122   $5,082,220   $2,337,635     $32,838 $11,263,815

Assets Held for Investment
December 31, 1994

Assets Held in Trust by First Security Bank of Utah, N.A.

                                                        Cost      Fair Value
Description of Investments
Questar Corporation Common Stock
   Allocated (3,059,734 shares)                      $63,713,440  $84,142,679
   Unallocated Stock (1,077,145 shares)               18,917,363   29,621,492

Fidelity Magellan Fund, Inc. (76,081 units)            4,960,784    5,082,220

Fidelity Puritan Fund, Inc. (157,842 units)            2,441,658    2,337,635

Fidelity Intermediate Bond Fund (3,341 units)             38,699       32,838

Fidelity Institutional Cash Portfolio -
  Money Market Fund (2,382,430 units)                  2,382,430    2,382,430

The Equitable Life Assurance Society of
  the United States
    Fixed Income Fund - Guaranteed Investment
      Contracts (1,428,692 units)                      1,428,692    1,428,692

Cash and Short-Term Investments                           21,107       21,107

                                                     $93,904,173 $125,049,093


Transactions or Series of Transactions in Excess of 5% of the Current Value of Plan Assets
Year Ended December 31, 1994

                                        Description Purchase     Selling      Net Gain
                                        of Assets   Price        Price        or Loss
Identity of Issuer

Category (i) - Single Transaction in
Excess of 5% of Plan Assets                        0            0            0           0

Category (ii) - Series of Transactions
(Other than Securities Transactions)
with the Same Person Aggregating 5% of
Plan Assets                                        0            0            0           0

Category (iii) - A Series of
Transactions in a Security Issue
Aggregating 5% of Plan Assets
   Questar Corporation                  Common Stock  $7,307,545             0           0
                                        457
                                        Purchases

Category (iv) - Transactions in
Securities with a Person if Any Single
Transaction with that Person was in
Excess of 5% of Plan Assets                        0            0            0           0

Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-4436 and 33-48169) pertaining to the Questar Corporation Employee Investment Plan (formerly the Questar Corporation Employee Stock Purchase
Plan) of our report dated March 16, 1995, with respect to the financial statements and schedules of the Questar Corporation Employee Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1994.


ERNST & YOUNG LLP

Salt Lake City, Utah
March 24, 1995